Exhibit 10.1

Execution Version

KEYBANK NATIONAL ASSOCIATION KEYBANC CAPITAL MARKETS INC.	SUNTRUST BANK 303 Peachtree Street Atlanta, Georgia 30308	REGIONS BANK REGIONS CAPITAL MARKETS 1900 Fifth Avenue North Birmingham, Alabama 35203
127 Public Square Cleveland, Ohio 44114	SUNTRUST ROBINSON HUMPHREY, INC. 3333 Peachtree Road Atlanta, Georgia 30326

August 17, 2015

NN, Inc.

207 Mockingbird Lane

Johnson City, Tennessee 37604

Attention:	Robbie Atkinson

            Corporate Treasurer and Manager of Investor Relations

Project Falcon

Up to $100 Million Senior Secured Revolving Credit Facility

Up to $525 Million Senior Secured Term Loan Facility

Up to $300 Million Senior Unsecured Bridge Loan Facility

Commitment Letter

Ladies and Gentlemen:

You have advised KeyBanc Capital Markets Inc. (“KBCM”), KeyBank National Association (“KeyBank” and together with KBCM, the “KeyBank Parties”), SunTrust Bank (“SunTrust Bank”), SunTrust Robinson Humphrey, Inc. (“STRH” and, together with SunTrust Bank, the “SunTrust Parties”), Regions Capital Markets, a division of Regions Bank (“RCM”), Regions Bank (“Regions” and, together with RCM, the SunTrust Parties and the KeyBank Parties, the “Commitment Parties”, “us” or “we”) that NN, Inc., a Delaware corporation (the “Borrower” or “you”), intends to acquire (the “Acquisition”) all of the equity interests of the entity identified to us as “Project Falcon” (the “Target”) from the existing shareholders of the Target (the “Sellers”). The Acquisition will be effected by the merger of a wholly-owned subsidiary of the Borrower with and into the Target, after which the Target and its subsidiaries will be direct or indirect subsidiaries of the Borrower.

You have further advised us that the total funds needed to (a) finance the Acquisition, (b) refinance certain existing indebtedness of the Borrower and its subsidiaries and the Target and its subsidiaries (the “Refinancing”), including, without limitation, the indebtedness outstanding under (i) that certain Term Loan Credit Agreement, dated as of August 29, 2014 (as amended, the “Existing TLB Credit Agreement”) by and among the Borrower, the lenders party thereto and Bank of America, N.A., as administrative agent, and (ii) that certain Credit Agreement, dated as of August 29, 2014 (as amended, the “Existing ABL Credit Agreement” and together with the Existing TLB Credit Agreement, the “Existing Credit Agreements”) among the Borrower, the lenders party thereto and KeyBank National Association, as administrative agent, (c) pay fees and expenses incurred in connection with the Transactions (as hereinafter defined), and (d) provide ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries, is anticipated to consist of:

(i) senior secured credit facilities in the amount of up to $625 million to the Borrower consisting of (A) a term loan facility in the amount of up to $525 million (the “Term Loan Facility”), and (B) a revolving credit facility in the amount of up to $100 million (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Senior Credit Facilities”), each as described in the Summary of Terms attached hereto as Exhibit A (the “Senior Credit Facilities Term Sheet”);

(ii) the issuance and sale (the “Notes Offering”) of senior unsecured notes (the “Notes”) yielding gross proceeds of $300 million (or, if the offering of the Notes is not consummated prior to, or concurrently with, the Acquisition, the drawdown of senior unsecured increasing rate loans in an aggregate principal amount equal to (A) $300 million less (B) the gross cash proceeds received in respect of the issuance of the Notes (whether in escrow or otherwise) (the “Bridge Loans”) under a senior unsecured bridge loan facility having the terms set forth in Exhibits B and C hereto (the “Bridge Term Sheets” and, together with the Senior Credit Facilities Term Sheet, the “Term Sheets”) yielding gross proceeds of $300 million (the “Bridge Loan Facility” and, together with the Senior Credit Facilities, the “Facilities”); and

(iii) cash on hand.

As used herein, the term “Debt Financing” means the transactions described in clauses (i) and (ii) above and the term “Transactions” means, collectively, the Acquisition, the Refinancing, the Debt Financing and the payment of fees, commissions and expenses on the Closing Date (as hereinafter defined) in connection with each of the foregoing. This letter, including the Term Sheets and the Conditions Annex attached hereto as Exhibit D (the “Conditions Annex”), is hereinafter referred to as the “Commitment Letter”. The date of the consummation of the Acquisition and the first extension of credit under the Facilities is referred to herein as the “Closing Date”. Except as the context otherwise requires, references to the “Borrower and its subsidiaries” will include the Target and its subsidiaries after giving effect to the Transactions and references to the “Target” will include the Target and its subsidiaries.

1. Commitments. Upon the terms and subject to the conditions set forth in the Commitment Letter:

(a) KeyBank, SunTrust Bank and Regions (each, in such capacity, an “Initial Term Loan Lender” and, collectively, the “Initial Term Loan Lenders”) are pleased to advise you of their several, but not joint, commitments to provide the aggregate percentage amount of the Term Loan Facility set forth opposite such Initial Term Loan Lender’s name below:

Initial Term Loan Lender	Commitment under the Term Loan Facility (Percentage)
KeyBank	40%
SunTrust Bank	35%
Regions	25%

In the event that the maximum principal amount of the Term Loan Facility shall be increased by the Reduction Amount (as defined in the Fee Letter (as hereinafter defined)) in accordance with Section C of the Fee Letter, the foregoing commitments of the Initial Term Loan Lenders in respect of the Term Loan Facility shall be automatically increased by the Reduction Amount, with such increase in the commitments of the Initial Term Loan Lenders to be allocated amongst the Initial Term Loan Lenders in accordance with the percentages set forth in the table in Section 1(c) below with respect to the Bridge Loan Facility.

(b) KeyBank, SunTrust Bank and Regions (each, in such capacity, an “Initial Revolving Lender” and, collectively, the “Initial Revolving Lenders” and, together with the Initial Term Loan Lenders, the “Initial Senior Lenders”) are pleased to advise you of their several, but not joint, commitments to provide the aggregate percentage amount of the Revolving Credit Facility set forth opposite such Initial Revolving Lender’s name below:

Initial Revolving Lender	Commitment under the Revolving Credit Facility (Percentage)
KeyBank	40%
SunTrust Bank	35%
Regions	25%

(c) SunTrust Bank, KeyBank and Regions (each, in such capacity, an “Initial Bridge Loan Lender” and, collectively, the “Initial Bridge Loan Lenders”) are pleased to advise you of their several, but not joint, commitments to provide the aggregate percentage amount of the Bridge Loan Facility set forth opposite such Initial Bridge Loan Lender’s name below:

Initial Bridge Loan Lender	Commitment under the Bridge Loan Facility (Percentage)
SunTrust Bank	42.5%
KeyBank	42.5%
Regions	15%

The forgoing several commitments hereunder in respect of the Bridge Loan Facility shall automatically be reduced, on a dollar-for-dollar basis, by the aggregate gross proceeds from the issuance or sale of the Notes upon the closing thereof (whether in escrow or otherwise).

2. Engagements and Titles. It is agreed that:

(a) (i) each of (A) KBCM, STRH and RCM will act as a joint lead arranger for the Term Loan Facility (in such capacity, the “Term Loan Lead Arrangers”) to form a syndicate of banks, financial institutions and other institutional lenders with respect to the Term Loan Facility (collectively, the “Term Loan Lenders”) in consultation with you and (B) KBCM, STRH and RCM will act as joint bookrunners for the Term Loan Facility;

(ii) each of (A) KBCM, STRH and RCM will act as a joint lead arranger for the Revolving Credit Facility (in such capacity, the “Revolving Lead Arrangers”) to form a syndicate of banks, financial institutions and other institutional lenders with respect to the Revolving Credit Facility (including KeyBank, SunTrust Bank and Regions) (collectively, the “Revolving Lenders”) in consultation with you and (B) KBCM, STRH and RCM will act as joint bookrunners for the Revolving Credit Facility;

(iii) each of (A) STRH, KBCM and RCM will act as a joint lead arranger for the Bridge Loan Facility (in such capacity, the “Bridge Lead Arrangers” and, together with the Term Loan Lead Arrangers and the Revolving Lead Arrangers, the “Lead Arrangers”) to form a syndicate of banks, financial institutions and other institutional lenders with respect to the Bridge

Loan Facility (collectively, the “Bridge Loan Lenders” and, together with the Term Loan Lenders and the Revolving Lenders, the “Lenders”) in consultation with you and (B) STRH, KBCM and RCM will act as joint bookrunners for the Bridge Loan Facility;

(b) KeyBank will act as sole and exclusive administrative agent and collateral agent for the Senior Credit Facilities (in such capacity, the “Senior Credit Facilities Administrative Agent”) and SunTrust Bank will act as sole and exclusive administrative agent for the Bridge Loan Facility (in such capacity, the “Bridge Loan Facility Administrative Agent” and, together with the Senior Credit Facilities Administrative Agent, the “Administrative Agents”);

(c) Regions will act as sole and exclusive syndication agent for the Facilities; and

(d) SunTrust Bank will act as sole and exclusive documentation agent for the Senior Credit Facilities.

It is further agreed that, notwithstanding anything to the contrary contained herein, KeyBank or KBCM shall have “left” and highest placement in any and all marketing materials or other documentation used in connection with the Senior Credit Facilities, SunTrust or STRH shall have placement immediately to the right of KeyBank or KBCM, and Regions shall have placement immediately to the right of SunTrust or STRH, and (ii) SunTrust or STRH shall have “left” and highest placement in any and all marketing materials or other documentation used in connection with the Bridge Loan Facility, KeyBank or KBCM shall have placement immediately to the right of SunTrust or STRH, and Regions shall have placement immediately to the right of KeyBank or KBCM, (in each case, notwithstanding any appointment of any additional agents, arrangers or bookrunners for the Facilities). No additional agents, co-agents, arrangers or bookrunners will be appointed, and no other titles will be awarded, and no other compensation will be paid (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter) unless you and we shall agree in writing.

In addition, pursuant to an engagement letter satisfactory to the Lead Arrangers (the “Engagement Letter”) between you and one or more banking or investment banking institutions of national prominence acceptable to us (collectively, the “Financial Institutions”) entered into on or prior to the date hereof, you have engaged the Financial Institutions to act as joint underwriters, joint initial purchasers and/or joint placement agents in connection with any public offering or private placement of any Notes, equity securities or equity-linked securities.

3. Conditions.

(a) The commitments and undertakings of the Commitment Parties hereunder are subject solely to the satisfaction of the conditions precedent set forth in the Conditions Annex.

(b) Notwithstanding anything in this Commitment Letter, the Fee Letter, the definitive documentation for the Facilities (the “Facilities Documentation”) or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties relating to the Target, its subsidiaries and their respective businesses the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (A) the representations and warranties made by, or with respect to, the Target and its subsidiaries in the Purchase Agreement (as defined in the Conditions Annex) as are material to the interests of the Lenders (in their capacities as such), but only to the extent that you (or any of your affiliates) have the right to terminate your obligations under the Purchase Agreement (or decline or otherwise refuse to consummate the Acquisition pursuant to the Purchase Agreement) as a result of a breach of any such representation and warranty in the Purchase Agreement or any such representation and warranty not being accurate (in each case, determined without regard to any notice requirement) (the “Specified Purchase Agreement Representations”) and (B) the Specified Representations (as hereinafter defined) and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions set forth, or referred to, in the Conditions Annex are satisfied or waived, it being understood that to the extent that any security interests in any Collateral (as defined in the Senior Credit Facilities Term Sheet) or any deliverable related to the perfection of a security interest in any Collateral (other than (1) security interests in Collateral subject to the Uniform Commercial Code (and the equivalent law or statute in the relevant foreign jurisdictions) that may be perfected by the filing of Uniform Commercial Code financing statements (and the equivalents thereof in the relevant foreign jurisdictions), (2) the delivery of stock certificates evidencing certificated stock that is part of the Collateral and (3) the filing of short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable) is not or cannot be perfected on the Closing Date after your use of commercially reasonable efforts to do so, the perfection of security interests therein shall not constitute a condition precedent to the availability of the Senior Credit Facilities on the Closing Date but shall be required to be completed within 60 days after the Closing Date (or such later date as may be agreed by the Administrative Agent). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Facilities Documentation relating to organizational existence of the Borrower and the Guarantors (as defined in the Term Sheets) and good standing of the Borrower and each Guarantor in their respective jurisdictions of organization; organizational power and authority and due authorization, execution and delivery, in each case, as they relate to entering into and performance of the Facilities Documentation; enforceability of the Facilities Documentation; no conflicts with or consent under organizational documents of the Borrower and the Guarantors or material laws, in each case, as they relate to the entering into and performance of the Facilities Documentation; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis; use of proceeds; subject to the parenthetical in the immediately preceding sentence, creation, validity, priority (subject to permitted liens) and perfection of security interests in the Collateral (provided, that, creation, validity, priority and perfection of security interests in the Collateral shall not be a Specified Representation with respect to the Bridge Loan Facility); Federal Reserve margin regulations; OFAC; the USA PATRIOT Act; FCPA; and the Investment Company Act. Notwithstanding anything to the contrary contained herein, to the extent any of the Specified Purchase Agreement Representations or the Specified Representations with respect to the Target, its subsidiaries and their respective businesses are qualified or subject to “material adverse effect,” the definition thereof shall be “Material Adverse Effect”, as defined in Section 3 of Exhibit D hereto, for purposes of any representations and warranties made or to be made on, or as of, the Closing Date. This paragraph, and the provisions contained herein, shall be referred to as the “Limited Conditionality Provision.”

4. Syndication.

(a) The Lead Arrangers intend to commence syndication of the Facilities promptly upon your acceptance of this Commitment Letter and the Fee Letter. You agree, until the Syndication Assistance Termination Date (as hereinafter defined), to actively assist, to cause your subsidiaries to actively assist, and to use your commercially reasonable efforts to cause the Target and its subsidiaries to actively assist, the Lead Arrangers in achieving a syndication of the Facilities that is satisfactory to us and you. Such assistance shall include your (i) providing and causing your advisors, and using commercially reasonable efforts to cause advisors of the Target, to provide the Commitment Parties upon request with all information reasonably deemed necessary by the Lead Arrangers to complete syndication, including, but not limited to, information and evaluations prepared by you, the Target and your and its advisors, or on your or its behalf, relating to the Transactions (including the Projections (as hereinafter defined), the “Information”), (ii) assisting in the preparation of confidential information memoranda and other materials to be used in connection with the syndication of the Facilities (collectively with the Term Sheets and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined), the “Information Materials”), (iii) using your best efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from your existing banking relationships and the existing banking relationships of the Target, (iv) using your commercially reasonable efforts to obtain public corporate credit, corporate family and senior secured debt ratings of the Borrower (after giving effect to the Transactions) from Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”), and Moody’s Investors Service, Inc. (“Moody’s”), respectively, together with ratings and recovery ratings for the Senior Credit Facilities, for the Notes, and if reasonably requested by the Lead Arrangers, for the Bridge Loan Facility, from such rating agencies, in each case, prior to the Marketing Period Commencement Date and to participate actively in the process of securing such ratings, including having your senior management and (to the extent reasonable and practical) appropriate members of management of the Target meet with such rating agencies, and (v) otherwise assisting the Lead Arrangers in their syndication efforts, including by making your officers and advisors and the officers and advisors of the Target and its subsidiaries available from time to time to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries, as appropriate, at one or more meetings of prospective Lenders.

(b) It is understood and agreed that KBCM will manage and control all aspects of the syndication with respect to the Senior Credit Facilities, and STRH will manage and control all aspects of the syndication with respect to the Bridge Loan Facility, in each case in consultation with you and the other Lead Arrangers, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. Subject to clause (c) below and effective only upon the funding of the Facilities (or in the case of the Bridge Loan Facility, the issuance of Notes in lieu thereof) on the Closing Date, in connection with the syndication of each of the Facilities, as each new Lender is added to any Facility, the commitments of each of KeyBank, SunTrust Bank and Regions to such Facility shall be reduced pro rata based on their respective commitments to such Facility. It is understood that no Lender participating in the Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the applicable Term Sheet. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of the Lead Arrangers.

(c) Notwithstanding the right of the Lead Arrangers to syndicate the Facilities and receive commitments with respect thereto or to assign their respective commitments hereunder, (i) no Initial Senior Lender and no Initial Bridge Loan Lender shall be relieved, released or novated from its obligations hereunder, including its obligation to fund its commitment to the respective applicable Facilities on the Closing Date, in connection with any syndication, assignment or participation of any of such Facilities, including its commitment in respect thereof, until funding of such Facilities (or, in the case of the Bridge Loan Facility, the issuance of Notes in lieu thereof) on the Closing Date and (ii) each Initial Senior Lender and each Initial Bridge Loan Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the respective applicable Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred, in each case unless you otherwise agree in writing. Without limiting your obligations to assist with the syndication efforts as set forth herein, it is understood that the commitments of the Initial Senior Lenders and the Initial Bridge Loan Lenders hereunder are not conditioned upon the syndication of the Facilities and in no event shall the commencement or successful completion of the syndication of the Facilities, nor your compliance with the foregoing provisions of this Section 4 or any other provision of this Commitment Letter, the Fee Letter or the Facilities Documentation (in each case, other than the provisions of the Conditions Annex), constitute a condition to the availability of the Facilities on the Closing Date.

(d) The provisions of this Section 4 shall remain in full force and effect until the earliest of (i) 90 days following the Closing Date, (ii) the later of (x) completion of a Successful Syndication (as defined in the Fee Letter) on or after the Closing Date, and (y) the completion of a Successful Bridge Syndication (as defined in the Fee Letter) on or after the Closing Date, and (iii) the termination of this Commitment Letter pursuant to the last paragraph hereof other than as a result of the occurrence of the Closing Date (the “Syndication Assistance Termination Date”).

(e) In consideration of the time and resources that the Commitment Parties will devote to the Facilities, you agree that, until the occurrence of the Syndication Assistance Termination Date, you will not, and will cause your subsidiaries (after giving effect to the Acquisition) not to, solicit, initiate, entertain or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any competing indebtedness or bank financing by, or on behalf of, the Borrower, the Target or any of their respective subsidiaries.

5. Information.

(a) You represent, warrant and covenant that (i) all financial projections concerning the Borrower, the Target and their respective subsidiaries that have been or are hereafter made available to the Commitment Parties or any of the Lenders by you or any of your subsidiaries or representatives (or on your or their behalf) or by the Target or any of its subsidiaries or representatives (or on their behalf) (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions and (ii) all Information, other than Projections, which has been or is hereafter made available to the Commitment Parties or any of the Lenders by you or any of your representatives (or on your or their behalf) or, to the best of your knowledge, by the Target or any of its subsidiaries or representatives (or on their behalf), in connection with any aspect of the Transactions, as and when furnished, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. You agree to furnish us with further and supplemental information from time to time until the Closing Date and, if requested by us, for a reasonable period thereafter until the Syndication Assistance Termination Date as is necessary to complete the syndication of the Facilities so that the representations, warranties and covenants in the immediately preceding sentence are correct on the Closing Date and, if applicable, on such later date on which the syndication of the Facilities is completed as if the Information were being furnished, and such representations, warranties and covenants were being made, on such date. In issuing this commitment, and in arranging and syndicating the Facilities, each Commitment Party is and will be using and relying on the Information without independent verification thereof.

(b) (i) You acknowledge that (A) the Commitment Parties, on your behalf, will make available Information and Information Materials to the proposed syndicate of Lenders by posting the Information and Information Materials on IntraLinks, SyndTrak or another similar electronic system and (B) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to you, the Target or any of your or its affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us in preparing an additional version of the Information and Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

(ii) Before distribution of any Information and Information Materials (A) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of such Information or Information Materials and (B) to prospective Public

Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.

(iii) You agree that the Commitment Parties, on your behalf, may distribute the following documents to all prospective Lenders, unless you advise the Commitment Parties in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (A) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (B) notifications of changes to the Facilities’ terms and (C) other materials intended for prospective Lenders after the initial distribution of the Information and Information Materials, including drafts and final versions of definitive documents with respect to the Facilities. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Commitment Parties will not distribute such materials to Public Lenders without further discussions with you. You agree (whether or not any Information or Information Materials are marked “PUBLIC”) that Information and Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.

6. Expenses. By executing this Commitment Letter, you agree to reimburse the Commitment Parties from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of counsel to the Commitment Parties and (b) due diligence expenses) incurred in connection with the Facilities, the syndication thereof and the preparation of the definitive documentation therefor, and with any other aspect of the Transactions and any similar transaction and any of the other transactions contemplated thereby. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

7. Indemnification. You agree to indemnify and hold harmless each Commitment Party, each Lender and each of their respective affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel (which, for the avoidance of doubt, may include internal counsel) with respect to the Debt Financing and the Facilities, which shall be limited to one counsel for the Commitment Parties and, if reasonably necessary, a single local counsel for all Indemnified Parties (taken as a whole) in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnified Parties similarly situated and taken as a whole) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transactions or any similar transaction and any of the other transactions contemplated thereby or (b) the Debt Financing, the Facilities and any other financings, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no

Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transactions, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

8. Confidentiality. This Commitment Letter, the fee letter among you and the Commitment Parties (the “Fee Letter”) and the contents hereof and thereof are confidential and shall not be disclosed by you in whole or in part to any person or entity without the prior written consent of the Commitment Parties party thereto except (a) to your directors, officers, attorneys, accountants and other professional advisors (collectively, the “Representatives”), provided that each such person is advised of its obligation to retain such information as confidential, (b) this Commitment Letter and the existence and contents of this Commitment Letter (and the Fee Letter, to the extent redacted in a manner reasonably satisfactory to the Commitment Parties) may be disclosed to the Target, the Sellers and their Representatives in connection with their consideration of the Acquisition, provided that each such person is advised of its obligation to retain such information as confidential, (c) in any legal, judicial or administrative proceeding or as otherwise required by law or regulation or as requested by a governmental authority (in which case you agree, to the extent determined by you in good faith to be permitted by law, to inform us promptly in advance thereof), (d) this Commitment Letter and the existence and contents of this Commitment Letter (but not the Fee Letter or the contents thereof) may be disclosed in any syndication or other marketing materials in connection with the Facilities (it being acknowledged that the aggregate amount of the fees or other payments in the Fee Letter may be included in projections and pro forma information and a generic disclosure of aggregate sources and uses contained in such syndication and other marketing materials), (e) the Term Sheets and the Conditions Annex, including the existence and contents thereof, may be disclosed to any rating agency, (f) this Commitment Letter and the existence and contents of this Commitment Letter (including the Term Sheets and the Conditions Annex, but not the Fee Letter or the contents thereof) may be disclosed to any Lenders or participants or prospective Lenders or prospective participants and (g) this Commitment Letter and the existence and contents of this Commitment Letter (including the Term Sheets and the Conditions Annex, but not the Fee Letter or the contents thereof) may be disclosed in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges (it being acknowledged that the aggregate amount of the fees or other payments in the Fee Letter may be included in projections and pro forma information and a generic disclosure of aggregate sources and uses in any such filings); provided that with respect to clauses (d) through (g), such disclosure shall be permitted only after your acceptance of this Commitment Letter and the Fee Letter in accordance with Section 13 hereof.

9. Other Services.

(a) You acknowledge that the Commitment Parties or their respective affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you, the Target and your and their respective affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you, the Target or any of your or its respective affiliates that is or may come into the possession of any Commitment Party or any of its affiliates.

(b) In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i)(A) the arranging and other services described herein regarding the Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (B) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (C) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (ii) (A) each Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (B) no Commitment Party has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (iii) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and no Commitment Party shall have any obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against any Commitment Party with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

10. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. This Commitment Letter (including, without limitation, the Term Sheets and the Conditions Annex) and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. You irrevocably and unconditionally agree that you will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Commitment Party, any Lender or any Indemnified Party in any way relating to this Commitment Letter (including, without limitation, the Term Sheets and the Conditions Annex), the Fee Letter, the transactions contemplated hereby and thereby or the actions of any of the Commitment Parties in the negotiation, performance or enforcement hereof, in any forum other than the courts of the State of New York sitting in the Borough of Manhattan in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. You hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Commitment Letter (including the Term Sheets and the Conditions Annex) or the Fee Letter shall affect any right that any Commitment Party or any Lender may otherwise have to bring any action or proceeding relating to this Commitment Letter (including the Term Sheets and the Conditions Annex) or the Fee Letter against you or your properties in the courts of any jurisdiction. Service of any process, summons, notice or document by registered mail addressed to such person shall be effective service of process against such person for any suit, action or proceeding brought in any such court. Each of you and the Commitment Parties hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Term Sheets and the Conditions Annex), the Fee Letter, the Transactions and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof; provided that, notwithstanding the foregoing to the contrary, it is understood and agreed that any determinations as to (x) whether any representations and warranties made by or on behalf of the Target and its subsidiaries in the Purchase Agreement have been breached, (y) whether you or any of your subsidiaries that is a party to the Purchase Agreement can terminate your (or its) obligations under the Purchase Agreement and (z) whether a “Material Adverse Effect” (as defined in the Purchase Agreement) has occurred, shall, in each case be governed by the laws of the State the laws of which govern the Purchase Agreement.

11. Survival.

(a) The provisions of Sections 6, 7, 8, 9, 10, 11, 12 and 13(b) of this Commitment Letter shall remain in full force and effect regardless of whether any of the Facilities Documentation shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of any Commitment Party hereunder.

(b) Your obligations to assist in the syndication of the Facilities as set forth in Section 4 and the representations, covenants and other provisions of Section 5 with respect to the syndication of the Facilities shall remain in full force and effect until the Syndication Assistance Termination Date.

12. Miscellaneous.

(a) This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.

(b) This Commitment Letter (including the Term Sheets and the Conditions Annex) and the Fee Letter embody the entire agreement and understanding among the Commitment Parties, you, and your their respective affiliates with respect to the Facilities and supersedes all prior agreements and understandings relating to the specific matters hereof. Those matters that are not covered or made clear herein, in the Term Sheets, in the Conditions Annex or in the Fee Letter are subject to mutual agreement of the parties (subject to the Limited Conditionality Provision). No party has been authorized by any Commitment Party to make any oral or written statements that are inconsistent with this Commitment Letter.

(c) This Commitment Letter is not assignable by you without the prior written consent of the Commitment Parties and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

(d) The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Commitment Parties to identify you in accordance with the Act.

13. Acceptance/Expiration of Commitments.

This Commitment Letter and all commitments and undertakings of the Commitment Parties hereunder will expire at 5:00 p.m. (New York City time) on August 19, 2015 unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time (which may be by facsimile transmission or .pdf), whereupon this Commitment Letter (including the Term Sheets and the Conditions Annex) and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, unless the Closing Date shall have occurred, all commitments and undertakings of the Commitment Parties hereunder will expire on the earliest of (A) October 31, 2015, (B) the closing of the Acquisition without the use of the Facilities and (C) the date the Purchase Agreement terminates by its terms without the consummation of the Acquisition.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Jef Fowler
Name:	Jef Fowler
Title:	Managing Director

KEYBANC CAPITAL MARKETS INC.

By:	/s/ Jef Fowler
Name:	Jef Fowler
Title:	Managing Director

SUNTRUST BANK

By:	/s/ C. David Yates
Name:	C. David Yates
Title:	Managing Director

SUNTRUST ROBINSON HUMPHREY, INC.

By:	/s/ William Challas
Name:	William Challas
Title:	Managing Director

REGIONS BANK

By:	/s/ Stuart A. Hall
Name:	Stuart A. Hall
Title:	Senior Vice President

REGIONS CAPITAL MARKETS, a division of Regions Bank

By:	/s/ Russ Fallis
Name:	Russ Fallis
Title:	Director

Signature Page

Commitment Letter

Project Falcon

ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:

NN, INC.

By:	/s/ Robbie Atkinson
Name:	Robbie Atkinson
Title:	Corporate Treasurer and Manager of Investor Relations

Signature Page

Commitment Letter

Project Falcon

CONFIDENTIAL	EXHIBIT A to Commitment Letter

PROJECT FALCON

SUMMARY OF TERMS

UP TO $100 MILLION SENIOR SECURED REVOLVING CREDIT FACILITY

UP TO $525 MILLION SENIOR SECURED TERM LOAN FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor elsewhere in the commitment letter (the “Commitment Letter”) to which this Summary of Terms is attached.

BORROWER:	NN, Inc., a Delaware corporation (the “Borrower”).

GUARANTORS:	The obligations of the Borrower and its subsidiaries under the Senior Credit Facilities (as defined below) and under any treasury management, interest protection or other hedging arrangements entered into with the Administrative Agent (as defined below), or any affiliate thereof, or a Lender (as defined below), or any affiliate thereof (all such obligations, collectively, the “Secured Obligations”), will be guaranteed by each existing and future direct and indirect domestic subsidiary (other than Inactive Subsidiaries and Immaterial Subsidiaries (each such term to be defined in the loan documentation)) of the Borrower; in each case so long as no such person excepted from the guarantee requirements set forth herein guarantees other indebtedness of the Borrower or any other credit party (collectively, the “Guarantors”). All guarantees will be guarantees of payment and not of collection.

ADMINISTRATIVE AND COLLATERAL AGENT:	KeyBank National Association (“KeyBank”) will act as sole administrative and collateral agent (the “Administrative Agent”).

SYNDICATION AGENT:	Regions Bank (“Regions Bank”) will act as sole syndication agent.

DOCUMENTATION AGENT:	SunTrust Bank (“SunTrust Bank”) will act as sole documentation agent.

JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS:	KeyBanc Capital Markets Inc. (or any of its designated affiliates) (“KBCM”), SunTrust Robinson Humphrey, Inc. and Regions Capital Markets, a division of Regions Bank (“RCM”) will act as joint lead arrangers and joint bookrunners (the “Lead Arrangers”).

LENDERS:	Certain banks, financial institutions and institutional lenders acceptable to the Lead Arrangers selected in consultation with the Borrower (collectively, the “Lenders”).

CONFIDENTIAL	EXHIBIT A to Commitment Letter

SENIOR CREDIT FACILITIES:	The Senior Credit Facilities will be comprised of:

(i) a senior secured term loan facility (the “Term Loan Facility” and the loans made thereunder on the Closing Date, the “Initial Term Loans”) in an aggregate principal amount of up to $525 million (subject to increase, at the Borrower’s election, to the extent required under Section C, “Market Flex” of the Fee Letter to account for any increased original issue discount and/or upfront fees with respect to the Term Loan Facility), all of which will be drawn on the Closing Date. The Lenders providing the Initial Term Loans are referred to herein as the “Term Loan Lenders”.

(ii) a senior secured revolving credit facility in an aggregate principal amount up to $100 million (the “Revolving Credit Facility” and together with the Term Loan Facility, the “Senior Credit Facilities”). The Revolving Credit Facility will include the LC Sublimit (as defined below) and the sublimit for Swing Line Loans (as defined below) referenced below. The Revolving Credit Facility shall allow the Borrower to borrow, repay and reborrow until the Revolving Credit Maturity Date (as defined below).

LETTERS OF CREDIT:	Sublimit for the issuance of letters of credit for the account of Borrower (“Letters of Credit”): $15 million (the “LC Sublimit”). Letters of Credit will be issued by KeyBank, SunTrust Bank, Regions Bank and such other Lenders as agreed to by such Lender and the Administrative Agent (each, an “Issuing Bank”). Availability under the Revolving Credit Facility will be reduced by any outstanding Letters of Credit.

Letters of Credit, if any, shall expire (a) not later than 364 days from issuance, and (b) not later than 30 days prior to the Revolving Credit Maturity Date.

The aggregate amount of Letters of Credit outstanding (including any unpaid amounts drawn thereunder) at any one time shall not exceed the LC Sublimit and no Issuing Bank shall have a letter of credit commitment in excess of its proportionate share of the LC Sublimit, based on its commitments under the Revolving Credit Facility.

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with proceeds of the Revolving Credit Facility), on the next business day (with interest thereon at the rate applicable to Base Rate loans). To the extent that the Borrower does not so reimburse the applicable Issuing Bank, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank on a pro rata basis.

SWING LINE LOANS:	Sublimit for swing line loans (“Swing Line Loans”) of an amount equal to $10 million. Swing Line Loans will be made available by Regions Bank (the “Swing Line Lender”) on a same day basis.

CONFIDENTIAL	EXHIBIT A to Commitment Letter

The Borrower must repay each Swing Line Loan in full within 7 days or upon demand of the Swing Line Lender. Borrowings of Swing Line Loans will reduce availability under the Revolving Credit Facility

INCREMENTAL TERM LOANS:	After the Closing Date, the Borrower will be permitted to incur additional term loans that will be included in the Term Loan Facility (each, an “Incremental Term Loan”) or additional commitments under the Revolving Credit Facility (each, an “Incremental Revolving Commitment” and together with any Incremental Term Loan, the “Incremental Facilities”), for which KBCM, STRH and RCM will act as joint lead arrangers, subject to customary conditions, including the delivery of customary certificates, resolutions and opinions, and the following:

(a) no Lender will be required or otherwise obligated to participate in any Incremental Facility;

(b) the aggregate total principal amount of all Incremental Facilities shall not exceed $100 million;

(c) after the initial borrowing under such Incremental Facility and the application of the proceeds therefrom: (i) no default or event of default has occurred and is continuing and (ii) each of the representations and warranties in the loan documentation shall be true and correct in all respects;

(d) any Incremental Term Loans (i) shall have a final maturity date no earlier than the maturity date of the Initial Term Loans and a weighted average life to maturity no shorter than the remaining weighted average life to maturity of the Initial Term Loans; (ii) shall be subject to a “most favored nation” pricing provision that ensures that the initial yield on such Incremental Term Loans (after any related increase of pricing on the Initial Term Loans) does not exceed the then-applicable yield on the Initial Term Loans by more than 50 basis points per annum (which, for the purposes of this clause (ii) shall be deemed to include all upfront and similar fees and original issue discount (“OID”) payable to the lenders providing such Incremental Term Loans (applied relative to the upfront and similar fees and OID paid on the Closing Date to the Term Loan Lenders that provided the Initial Term Loans) and shall take into account any LIBOR floor but shall not include any arrangement, underwriting, structuring or similar fees); (iii) shall not have any financial covenant and (iv) may have such other terms not inconsistent with clauses (i), (ii) and (iii) above as may be agreed among the Borrower, the Administrative Agent and the lenders providing such Incremental Term Loans; provided that the Incremental Term Loans will be pari passu to the remainder of the Term Loan Facility as to lien priorities, rights of payment and prepayment and voting and will be secured by the Collateral (as defined below) and guaranteed by the Guarantors;

CONFIDENTIAL	EXHIBIT A to Commitment Letter

(e) any Incremental Revolving Commitment shall have the same terms and conditions as the Revolving Credit Facility; and

(f) the pro forma Consolidated Total Leverage Ratio (to be defined in the loan documentation) on the date such Incremental Term Loan is incurred and after giving effect thereto shall not exceed the Consolidated Total Leverage Ratio on the Closing Date after giving effect to the Transactions.

SECURITY:	The Secured Obligations will be secured by a perfected first-priority security interest in the Collateral (as defined below), subject to permitted liens and to customary exceptions; provided that the Collateral shall not include any Excluded Assets (as defined below).

“Collateral” means, collectively, all the present and after-acquired tangible and intangible assets and property of the Borrower and the Guarantors, which includes but is not limited to (a) a perfected pledge of all the capital stock of each direct subsidiary held by the Borrower or any Guarantor (which pledge shall be limited to 65% in the case of the voting equity interests and 100% of the non-voting equity interests of all present and future first-tier foreign subsidiaries of the Borrower or any Guarantor), and (b) perfected security interests in, and mortgages on, all inventory, accounts receivable, deposit accounts and securities accounts, general intangibles, insurance proceeds, letters of credit and letter of credit rights, commercial tort claims, chattel paper, instruments, supporting obligations, documents and payment intangibles, all books and records, equipment, real property owned in fee simple, leased real property, intellectual property, intercompany notes and all proceeds of the foregoing.

“Excluded Assets” means, collectively, (a) any fee-owned and leasehold real property with a fair market value of less than $7,500,000; provided that the aggregate fair market value of the fee-owned and leasehold real property excluded pursuant to this clause (a) shall not exceed $30,000,000; (b) commercial tort claims with a value of less than $7,500,000; (c) any governmental or regulatory licenses, to the extent that, and for so long as, the grant (or perfection) of a security interest therein, or the assignment thereof, is prohibited or restricted thereby or under applicable law or would require a governmental consent that has not been obtained after the Borrower’s use of commercially reasonable efforts to obtain such consent (in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or similar applicable laws that would have a similar effect); provided that nothing in this clause (c) shall prohibit the pledge or grant of security in the proceeds of such licenses; (d) any particular asset or right under contract to the extent that, and for so long as, the pledge thereof or a security interest therein (A) is prohibited or restricted by applicable law or (B) would violate the terms of any agreement (including, without limitation, any purchase money security interest or similar arrangement permitted by the loan documentation) that is legally binding on the Borrower and the Guarantors (in each case, after giving effect to the

CONFIDENTIAL	EXHIBIT A to Commitment Letter

applicable anti-assignment provisions of the Uniform Commercial Code or similar applicable laws that would have a similar effect); provided that nothing in this clause (d) shall prohibit the pledge or grant of security in the proceeds of such assets or rights; (e) margin stock; (f) any “intent to use” trademark applications as to which a statement of alleged use has not been filed; and (g) any particular assets if, and for so long as, in the reasonable judgment of the Administrative Agent (in consultation with the Borrower), the cost or burden of creating or perfecting a pledge or security interest in such assets is excessive in relation of the benefits afforded to the Lenders.

PURPOSE:	The proceeds of the Term Loan Facility shall be used to (i) finance in part the Acquisition; (ii) refinance certain existing indebtedness of the Borrower and its subsidiaries and the Target and its subsidiaries (the “Refinancing”), including, without limitation, the indebtedness outstanding under that certain Term Loan Credit Agreement, dated as of August 29, 2014 (as amended, the “Existing TLB Credit Agreement”) by and among the Borrower, the lenders party thereto and Bank of America, N.A., as administrative agent, and that certain Credit Agreement, dated as of August 29, 2014 (as amended, the “Existing ABL Credit Agreement” and together with the Existing TLB Credit Agreement, the “Existing Credit Agreements”) among the Borrower, the lenders party thereto and KeyBank National Association, as administrative agent, (iii) pay fees and expenses incurred in connection with the Transactions; and (iv) to the extent of any portion of the Term Loan Facility remaining after giving effect to the items specified in clauses (i) through (iii) of this section, provide ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries.

The proceeds of advances under the Revolving Credit Facility shall be utilized for the following:

(i) to finance the ongoing working capital requirements of the Borrower; and

(ii) for the general corporate purposes of the Borrower.

None of the proceeds of advances under the Revolving Credit Facility shall be used to finance all or any part the Acquisition.

DOCUMENTATION PRINCIPLES:	The definitive loan documentation for Senior Credit Facilities shall be based on the Existing Credit Agreements, and, except as otherwise agreed to by the Borrower will contain only those conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default expressly set forth (or referred to) in this Summary of Terms, the definitive terms of which will be negotiated in good faith giving due regard to the Existing Credit Agreements, shall be consistent with this Summary of Terms and subject to changes to be agreed, including to reflect developments in the business and circumstances of the Borrower, the lending market, the terms and conditions set forth herein, the practices and procedures of the

CONFIDENTIAL	EXHIBIT A to Commitment Letter

Administrative Agent, developments in statutes and case law and certain legal due diligence (the provisions of such facility being referred to collectively as the “Documentation Principles”)

INTEREST RATES:	As set forth in Addendum I.

MATURITY:	The Initial Term Loans shall be subject to repayment according to the Scheduled Amortization (as defined below), with the final payment of all amounts outstanding, plus accrued interest, being due seven (7) years after the Closing Date.

The final maturity of the Revolving Credit Facility will occur on the fifth anniversary of the Closing Date (the “Revolving Credit Maturity Date”), and the commitments with respect to the Revolving Credit Facility will automatically terminate on such date.

SCHEDULED AMORTIZATION:	The Initial Term Loan will be subject to quarterly amortization of principal equal to (a) on the last day of each fiscal quarter after the Closing Date (commencing on the last day of the first full fiscal quarter after the fiscal quarter in which the Closing Date occurs), 0.25% of the initial principal amount of the Initial Term Loan and (b) on the maturity date for the Initial Term Loan, all remaining outstanding principal amounts, in each case as adjusted for any optional or mandatory prepayments (collectively, the “Scheduled Amortization”).

MANDATORY PREPAYMENTS:	In addition to the amortization set forth above, (a) commencing with the fiscal year beginning January 1, 2016 (and for each fiscal year thereafter), 50% of Excess Cash Flow (to be defined in the loan documentation) and with leverage-based step-downs to 25% when the Consolidated Secured Leverage Ratio (to be defined in the loan documentation) is less than 3.00x but greater than or equal to 2.50x, and 0% when the Consolidated Secured Leverage Ratio is less than 2.50x), provided that voluntary prepayments of the Term Loan Facility made during such fiscal year shall reduce Excess Cash Flow payments on a dollar-for-dollar basis for such applicable fiscal year (excluding, for the avoidance of doubt, any voluntary prepayments funded with indebtedness), (b) 100% of all net cash proceeds from sales of property and assets and insurance and condemnation events of the Borrower and its subsidiaries (excluding asset sales in the ordinary course of business and other thresholds and exceptions to be agreed upon in the loan documentation), subject to reinvestment in other assets useful in the business of the Borrower or any of its subsidiaries within 365 days of such sale or insurance and condemnation event or, if so committed to reinvestment pursuant to a legally binding contract within such 365-day period, reinvested within 180 days after the end of such 365-day period; and (c) 100% of all net cash proceeds from the issuance or incurrence after the Closing Date of additional debt of the Borrower or any of its subsidiaries to the extent not permitted under the loan documentation shall, in each case of clauses (a) through (c) above, be applied to the prepayment of the Senior Credit Facilities. Mandatory prepayments shall

CONFIDENTIAL	EXHIBIT A to Commitment Letter

be applied first, to the next four scheduled amortization payments of the Term Loan Facility in direct order and thereafter to the remaining scheduled amortization payments of the Term Loan Facility on a pro rata basis and then to the Revolving Credit Facility (without a permanent reduction of the commitments thereunder).

In addition, if for any reason the outstandings under the Revolving Credit Facility exceed the lesser of the maximum amount of the Revolving Credit Facility, the Borrower shall, no later than the next business day, prepay the loans outstanding under the Revolving Credit Facility in an aggregate amount equal to such excess.

OPTIONAL PREPAYMENTS:	The Initial Term Loans may be prepaid in whole or in part at any time without premium or penalty (other than as set forth in the section entitled “Call Protection” below), subject to reimbursement of the Term Loan Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings. Each such prepayment of the Initial Term Loans shall be applied to the principal installments thereof as directed by the Borrower.

The Borrower may voluntarily prepay all or any part of the Revolving Credit Facility without premium, subject to concurrent payments of any applicable LIBOR or interest rate breakage costs.

CALL PROTECTION:	Notwithstanding the foregoing section, if on or prior to the six-month anniversary of the Closing Date, a Repricing Event (as defined below) occurs, the Borrower will pay a premium (the “Call Premium”) in an amount equal to 1.00% of the outstanding principal amount of the Initial Term Loan that is subject to such Repricing Event.

As used herein, the term “Repricing Event” shall mean (a) any prepayment or repayment of the Initial Term Loan (or any portion thereof) with the proceeds of, or any conversion of the Initial Term Loan (or any portion thereof) into, any new or replacement loans or similar bank indebtedness bearing interest with an “effective yield” (taking into account, for example, upfront fees, interest rate spreads, interest rate benchmark floors and OID) less than the “effective yield” applicable to the Initial Term Loan subject to such event (as such comparative yields are determined by the Administrative Agent) and (b) any amendment to the loan documentation which reduces the “effective yield” applicable to all or a portion of Initial Term Loan (it being understood that any Call Premium with respect to a Repricing Event shall apply to any required assignment by a non-consenting Term Loan Lender in connection with any such amendment pursuant to so-called “yank-a-bank” provisions).

CONDITIONS PRECEDENT TO CLOSING:	As set forth in Exhibit D to the Commitment Letter.

CONFIDENTIAL	EXHIBIT A to Commitment Letter

CONDITIONS PRECEDENT TO ALL BORROWINGS AFTER THE CLOSING DATE:	The conditions to all revolving loans under the Revolving Credit Facility and Letters of Credit after the Closing Date will consist of (a) prior written notice of the request for the revolving loan or Letter of Credit in accordance with the procedures set out in the Loan Documents, (b) the accuracy of representations and warranties in the Loan Documents in all material respects, and (c) the absence of any default or event of default at the time of, and after giving effect to the making of the revolving loan or the issuance (or amendment or extension) of the Letter of Credit.

REPRESENTATIONS AND WARRANTIES:	Limited to the following: (i) legal existence, qualification and power; (ii) due authorization and no contravention of law, contracts or organizational documents; (iii) governmental and third party approvals and consents; (iv) enforceability; (v) accuracy and completeness of specified financial statements and other information and no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect (to be defined in the loan documentation); (vi) no material litigation; (vii) no default; (viii) ownership of property; (ix) insurance matters; (x) environmental matters; (xi) tax matters; (xii) ERISA compliance; (xiii) identification of subsidiaries, equity interests and loan parties; (xiv) use of proceeds and not engaging in business of purchasing/carrying margin stock; (xv) status under Investment Company Act; (xvi) accuracy of disclosure; (xvii) compliance with laws; (xviii) intellectual property; (xix) solvency; (xx) labor matters; (xxi) senior debt status; (xxii) collateral documents; (xxiii) compliance with Regulation T, U and X, environmental laws, USA Patriot Act, FCPA, OFAC, anti-terrorism laws and AML regulations; (xxiv) material contracts; and (xxv) intellectual property.

COVENANTS:	Those affirmative, negative and financial covenants (applicable to the Borrower and its subsidiaries) limited to the following:

(a)    Affirmative Covenants - (i) delivery of financial statements, budgets and forecasts, unqualified opinion of independent public accountant, management letters, compliance certificates and MD&A reports; (ii) delivery of certificates and other information; (iii) delivery of notices (of any default, material adverse condition, ERISA event, material change in accounting or financial reporting practices, disposition of property, incurrence of debt, change of debt rating of the Borrower or the Term Loan Facility, amendments to material debt documents and other material events); (iv) payment of taxes and other obligations; (v) preservation of existence; (vi) maintenance of properties; (vii) maintenance of insurance; (viii) compliance with laws (including, without limitation, environmental laws, ERISA, OFAC, anti-terrorism laws, AML regulations, FCPA and the PATRIOT Act); (ix) maintenance of books and records; (x) inspection rights; (xi) use of proceeds; (xii) covenant to guarantee obligations, give security; (xiii) further assurances; (xiv) commercially reasonable efforts to maintain ratings (but not to maintain a specific rating) and (xv) annual lender meeting.

CONFIDENTIAL	EXHIBIT A to Commitment Letter

(b)    Negative Covenants - Restrictions on (i) liens; (ii) indebtedness, (including guarantees and other contingent obligations); (iii) investments (including loans and advances and acquisitions); (iv) mergers and other fundamental changes; (v) sales and other dispositions of property or assets; (vi) payments of dividends and other distributions and redemption/repurchase of equity interests; (vii) changes in the nature of business; (viii) transactions with affiliates; (ix) burdensome agreements; (x) use of proceeds; (xi) amendments of organizational documents; (xii) changes in accounting policies or reporting practices (including, without limitation, changes in fiscal year end); (xiii) prepayments or repurchase of other indebtedness; and (xiv) limitations on certain restrictions on subsidiaries, in each case with such exceptions as may be agreed upon in the loan documentation.

(c) Financial Covenants –

Term Loan Facility. None.

Revolving Credit Facility. Consolidated Total Net Leverage Ratio, with the initial covenant level and step-downs set at a 30% non-cumulative cushion to the Borrower’s model received by, and reasonably satisfactory to, the Lead Arrangers, which financial covenant will only be tested as of the last day of any fiscal quarter in which the outstanding revolving credit exposure exceeds 30% of the revolving credit commitments. For purposes of calculating compliance with the Consolidated Total Net Leverage Ratio covenant, the Borrower may include cash of the Borrower and its domestic subsidiaries, and 50% of the unrestricted cash and cash equivalents of the Borrower’s European subsidiaries, in an amount not to exceed $40 million.

EVENTS OF DEFAULT:	Limited to the following (each, an “Event of Default”): (i) nonpayment of principal, interest, fees or other amounts; (ii) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after such failure; (iii) any representation or warranty proving to have been incorrect when made or confirmed; (iv) cross-default to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) inability to pay debts; (vii) monetary judgment defaults in an amount to be agreed and material nonmonetary judgment defaults; (viii) customary ERISA defaults; (ix) actual or asserted invalidity or impairment of any loan documentation; (x) change of control; and (xi) actual or asserted invalidity or impairment of any intercreditor or subordination provisions.

CONFIDENTIAL	EXHIBIT A to Commitment Letter

ASSIGNMENTS AND PARTICIPATIONS:	The Borrower may not assign its rights or obligations under the Senior Credit Facilities without the prior written consent of the Administrative Agent and the Lenders. Subject to the consents described below (which consents will not be unreasonably withheld or delayed), any Lender may at any time assign its rights and obligations under the Senior Credit Facilities in agreed upon minimum amounts.

The consent of the Borrower will be required unless (i) an Event of Default has occurred and is continuing, (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the loan documentation) or (iii) the assignment is during the 90-day period following the Closing Date to any person approved by the Borrower on the Closing Date; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 business days after having received notice thereof. The consent of the Administrative Agent will be required for any assignment (a) of the Term Loan Facility to any entity that is not a Lender, an affiliate of a Lender or an Approved Fund and (b) of the Revolving Credit Facility to any entity that is not a Lender under the Revolving Credit Facility, or an affiliate or Approved Fund of such a Lender. The consent of each Issuing Bank and the Swing Line Lender will be required for any assignment of the Revolving Credit Facility.

An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank.

The Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, maturity date and releases of all or substantially all of the collateral securing the Senior Credit Facilities or all or substantially all of the value of the guaranty of the Borrower’s obligations made by the Guarantors.

No assignment or participation may be made to natural persons, the Borrower or any of its affiliates or subsidiaries.

WAIVERS AND AMENDMENTS:	Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of the Senior Credit Facilities (the “Required Lenders”), except that (a) the consent of each Lender shall be required with respect to (i) the waiver of certain conditions precedent to the initial credit extension under the Senior Credit Facilities, (ii) the amendment of certain of the pro rata sharing provisions, (iii) the amendment of the voting percentages of the Lenders, (iv) the release of all or substantially all of the collateral securing the Senior Credit Facilities, and (v) the

CONFIDENTIAL	EXHIBIT A to Commitment Letter

release of all or substantially all of the value of the guaranty of the Borrower’s obligations made by the Guarantors; (b) the consent of each Lender affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal, interest or fees, and (iii) extensions of scheduled maturities or times for payment, (c) the approval of Revolving Lenders holding loans and commitments representing more than 50% of the aggregate amount of the Revolving Credit Facility (and, if there are three or fewer Revolving Lenders, at least two such Revolving Lenders (affiliated Revolving Lenders being considered one Revolving Lender for this purpose)) (the “Required Revolving Lenders”) shall be required with respect to (i) any amendment, waiver or consent directly related to the Consolidated Total Net Leverage Ratio (including, without limitation, the defined terms used therein, the calculation and testing thereof and any waiver of (or amendment, consent or waiver that would avoid) any Event of Default occurring with respect thereto and (ii) certain other matters to be agreed in the Facilities Documentation, and (d) the determination of Required Lenders, Required Revolving Lenders, and requirements for other amendments shall have customary exceptions with respect to defaulting lenders.

On or before the final maturity date of the Term Loan Facility, the Borrower shall have the right to extend the maturity date of all or a portion of any tranche under the Term Loan Facility with only the consent of the Term Loan Lenders whose loan maturities are being extended, and otherwise on terms and conditions to be mutually agreed by the Administrative Agent and the Borrower (which may include an increase in the interest rate and/or fees for Term Loan Lenders providing the extension); it being understood that each Term Loan Lender under the tranche the maturity date of which is being extended shall have the opportunity (but not the obligation) to participate in such extension on the same terms and conditions as each other Term Loan Lender under such tranche.

INDEMNIFICATION:	The Borrower will indemnify and hold harmless the Administrative Agent, each Lead Arranger, each Lender and their respective affiliates and their partners, directors, officers, employees, agents and advisors from and against all losses, claims, damages, liabilities and expenses arising out of or relating to the Senior Credit Facilities, any other aspect of the Transactions, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees (including the allocated cost of internal counsel) and settlement costs. This indemnification shall survive and continue for the benefit of all such persons or entities.

GOVERNING LAW:	State of New York.

PRICING/FEES/EXPENSES:	As set forth in Addendum I.

CONFIDENTIAL	EXHIBIT A to Commitment Letter

COUNSEL TO THE ADMINISTRATIVE AGENT:	Jones Day.

OTHER:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The loan documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection and defaulting lender provisions.

CONFIDENTIAL	ADDENDUM I TO EXHIBIT A to Commitment Letter

PRICING, FEES AND EXPENSES
INTEREST RATES:	The interest rates per annum applicable to the Senior Credit Facilities will be LIBOR plus the Applicable Margin or, at the option of the Borrower, the Base Rate plus the Applicable Margin.

“LIBOR” means the greater of: (i) in the case of the Term Loan Facility, 1.00% per annum and in the case of Revolving Credit Facility, 0.00% per annum and (ii) the London Interbank Offered Rates quoted by recognized financial sources such as Reuters or Bloomberg, adjusted if necessary for any statutory reserves.

“Base Rate” means a fluctuating interest rate per annum equal to the greatest of (i) the rate of interest established by KeyBank, from time to time, as its “prime rate,” whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit; (ii) the Federal Funds Effective Rate in effect from time to time, determined one Business Day in arrears, plus 1⁄2 of 1% per annum; and (iii) the then-applicable LIBOR rate for one month interest periods plus 1.00% per annum.

The “Applicable Margin” with respect to the Term Loan Facility shall mean 375.0 bps for LIBOR loans and 275.0 bps for Base Rate loans and with respect to the Revolving Credit Facility, LIBOR loans and Base Rate loans and the commitment fee shall be based on the following grid:

Level	Total Leverage Ratio	Base Rate Margin (bps)	LIBOR Margin (bps)	Commitment Fee (bps)
1	> 4.00x	250.0	350.0	50.0
2	> 3.50x and ≤ 4.00x	225.0	325.0	50.0
3	> 3.00x and ≤ 3.50x	200.0	300.0	50.0
4	> 2.50x and ≤ 3.00x	175.0	275.0	37.5
5	≤ 2.50x	150.0	250.0	25.0

Level 1 pricing will apply at Closing Date up through delivery of the covenant compliance certificate for the first full fiscal quarter ending after the Closing Date. Thereafter, the Applicable Margin will be determined quarterly upon receipt of the quarterly and annual financial

CONFIDENTIAL	EXHIBIT A to Commitment Letter

statements. During the continuance of any event of default or at any time that the Borrower has not delivered compliance certificates, Level 1 pricing will apply.

The Borrower may select interest periods of one, two, three or six months for LIBOR loans, subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

During the continuance of any default under the loan documentation, the Applicable Margin on obligations owing under the loan documentation shall increase by 2% per annum (subject, in all cases other than a default in the payment of principal when due or a bankruptcy default, to the request of the Required Lenders).

Swing Line Loans shall bear interest at the Base Rate plus the Applicable Margin applicable to Base Rate loans.

LETTER OF CREDIT FEES:	Trade or Documentary Letters of Credit Fees: A fee, payable quarterly in arrears, equivalent to the then applicable per annum LIBOR margin for Revolving Credit Facility loans times the face amount of the letter of credit, and other such normal and customary fees charged by the applicable Issuing Bank for issuance, and upon draws, amendments, or renewals, etc.

Standby Letter of Credit: A fee, payable quarterly in arrears, equivalent to the then applicable per annum LIBOR margin for Revolving Credit Facility loans times the face amount of the letter of credit, and other such normal and customary fees charged by the applicable Issuing Bank upon draws, amendments, or renewals, etc.

Letter of Credit Fronting Fee: 12.5 basis points shall be paid, on a per annum basis, to the Administrative Agent for the sole benefit of the applicable Issuing Bank for all issued and outstanding Letters of Credit.

CALCULATION OF INTEREST AND FEES:	Other than calculations in respect of interest at the KeyBank prime rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

COST AND YIELD PROTECTION:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

CONFIDENTIAL	EXHIBIT A to Commitment Letter

EXPENSES:	The Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and closing of all loan documentation, including, without limitation, the legal fees of counsel to the Commitment Parties, regardless of whether or not the Senior Credit Facilities close. The Borrower will also pay the expenses of the Administrative Agent and each Lender in connection with the enforcement of any of the loan documentation.

CONFIDENTIAL	EXHIBIT B to Commitment Letter

PROJECT FALCON

SUMMARY OF TERMS

UP TO $300 MILLION SENIOR UNSECURED BRIDGE LOAN FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor elsewhere in the commitment letter (the “Commitment Letter”) to which this Summary of Terms is attached.

BORROWER:	The Borrower (as defined in Exhibit A) under the Senior Credit Facilities (the “Borrower”).

GUARANTORS:	Each of the Guarantors (as defined in Exhibit A) under the Senior Credit Facilities (collectively, the “Guarantors”). All guarantees will be guarantees of payment and not of collection.

ADMINISTRATIVE AGENT:	SunTrust Bank (“SunTrust Bank”) will act as sole administrative agent (the “Administrative Agent”).

SYNDICATION AGENT:	Regions Bank (“Regions Bank”) will act as sole syndication agent.

JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS:	SunTrust Robinson Humphrey, Inc. (“STRH”), KeyBanc Capital Markets Inc. (or any of its designated affiliates) (“KBCM”) and Regions Capital Markets, a division of Regions Bank (“RCM”) will act as joint lead arrangers and joint bookrunners (the “Lead Arrangers”).

LENDERS:	Certain banks, financial institutions and institutional lenders acceptable to the Lead Arrangers selected in consultation with the Borrower (collectively, the “Lenders”).

BRIDGE LOAN FACILITY:	A senior unsecured increasing rate bridge loan facility (the “Bridge Loan Facility” and the loans made thereunder, the “Bridge Loans”) in an aggregate principal amount of up to $300 million, less the gross cash proceeds available on the Closing Date from the issuance of the Notes and subject to reduction in accordance with Section 1 of the Commitment Letter.

SECURITY:	None.

PURPOSE:	The proceeds of the Bridge Loan Facility shall be used (i) to finance in part the Acquisition; (ii) to effect the Refinancing, and (iii) to pay fees and expenses incurred in connection with the Transactions.

DOCUMENTATION:	The definitive loan documentation governing or evidencing the Bridge Loans, the Extended Term Loans (as defined below) and the Exchange Notes (as defined below) (collectively, the “Bridge Loan Documents”).

CONFIDENTIAL	EXHIBIT B to Commitment Letter

INTEREST RATES:	The interest rate per annum applicable to the Bridge Loan Facility will be LIBOR plus the Applicable Margin.

“LIBOR” means the greater of: (i) 1.00% per annum and (ii) the London Interbank Offered Rates quoted by recognized financial sources such as Reuters or Bloomberg, adjusted if necessary for any statutory reserves.

The “Applicable Margin” shall mean 725 bps. The Applicable Margin will increase by (i) 50 basis points upon the 90 day anniversary of the Closing Date, plus (ii) an additional 50 basis points upon each subsequent 90-day anniversary following the initial 90 day anniversary of the Closing Date. Notwithstanding the foregoing, interest on the Bridge Loans (excluding default interest, if any) shall not exceed the Total Cap (as defined in the Fee Letter).

The Borrower may select interest periods of one, two, three or six months for LIBOR loans, subject to availability. Interest shall be payable at the end of the selected interest period (but no less frequently than quarterly), on the Bridge Loan Maturity Date, and on the date of any prepayment of the Bridge Loans. For amounts outstanding after the Bridge Loan Maturity Date, interest will be payable on demand at the default rate described below.

During the continuance of any default under the loan documentation, the Applicable Margin on obligations owing under the loan documentation shall increase by 2% per annum (subject, in all cases other than a default in the payment of principal when due or a bankruptcy default, to the request of the Required Lenders).

CALCULATION OF INTEREST AND FEES:	Other than calculations in respect of interest at the SunTrust Bank prime rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year

COST AND YIELD PROTECTION:	Substantially similar to those provisions contained in the definitive loan documentation for the Senior Credit Facilities.

EXPENSES:	Substantially similar to those provisions contained in the definitive loan documentation for the Senior Credit Facilities.

MATURITY:	The Bridge Loans shall become due one (1) year after the Closing Date (the “Bridge Loan Maturity Date”).

ROLLOVER:	If the Bridge Loans are not repaid in full on or prior to the Bridge Loan Maturity Date and the Borrower has paid the Rollover Fee (as defined in the Fee Letter), and provided that no Conversion Default (as defined below) has occurred and is continuing, the Bridge Loans shall be automatically converted on the Bridge Loan Maturity Date into senior unsecured term loans due on the seventh anniversary of the Bridge Loan

CONFIDENTIAL	EXHIBIT B to Commitment Letter

Maturity Date (or such earlier date as may be specified in Exhibit C hereto) (the “Extended Term Loans”) in an aggregate principal amount equal to the aggregate principal amount of Bridge Loans so converted. The Extended Term Loans will be governed by the provisions of the Bridge Loan Documents and will have the same terms as the Bridge Loans except as expressly set forth in Exhibit C to the Commitment Letter

“Conversion Default” shall mean (i) any event of default with respect to the Borrower under the Bridge Loan Documents, (ii) any payment default under the Senior Credit Facilities or any other material indebtedness, or (iii) a breach under the Commitment Letter or the Fee Letter.

Upon sale of the Extended Terms Loans to Persons other than the Initial Bridge Loan Lenders (as defined below), Extended Term Loans may be exchanged by the holders thereof for exchange notes (“Exchange Notes”), which will have the terms set forth in Exhibit C to the Commitment Letter. The Exchange Notes will be issued under an indenture that will have the terms set forth in Exhibit C to the Commitment Letter. In connection with each such exchange, if requested by any Lender that is a Lender as of the Closing Date (each, an “Initial Bridge Loan Lender”), the Borrower shall (i) deliver to the Lender that is receiving Exchange Notes, and to such other Lenders as such Initial Bridge Loan Lender requests, an offering memorandum of the type customarily utilized in a Rule 144A offering of high yield securities covering the resale of such Exchange Notes by such Lenders, in such form and substance as reasonably acceptable to the Borrower and such Initial Bridge Loan Lender, and keep such offering memorandum updated in a manner as would be required pursuant to a customary Rule 144A securities purchase agreement, (ii) execute an exchange agreement containing provisions customary in Rule 144A securities purchase agreements (including indemnification provisions) and a registration rights agreement customary in Rule 144A offerings, in each case, if requested by such Initial Bridge Loan Lender, (iii) deliver or cause to be delivered such opinions and accountants’ comfort letters addressed to the Initial Bridge Loan Lender and such certificates as the Initial Bridge Loan Lender may reasonably request in form and substance satisfactory to the Initial Bridge Loan Lender and (iv) take such other actions, and cause its advisors, auditors and counsel to take such actions, as reasonably requested by the Initial Bridge Loan Lender in connection with issuances or resales of Exchange Notes, including providing such information regarding the business and operations of the Borrower and its subsidiaries as is reasonably requested by any prospective holder of Exchange Notes and customarily provided in due diligence investigations in connection with purchases or resales of securities.

CONFIDENTIAL	EXHIBIT B to Commitment Letter

MANDATORY REPAYMENTS:	The Borrower will repay the Bridge Loans with the net cash proceeds from:

(i) any direct or indirect public offering or private placement of Notes or any other issuance or sale of (x) debt securities or equity securities of the Borrower or (y) debt securities of any of its subsidiaries;

(ii) the incurrence of any other indebtedness for borrowed money (other than Loans under the Term Loan Facility as in effect on the Closing Date and certain other limited exceptions to be mutually agreed upon) by the Borrower or any of its subsidiaries; and

(iii) any non-ordinary course sale or other non-ordinary course disposition of assets by the Borrower or any of its subsidiaries (including (x) as a result of casualty or condemnation and (y) any sale of the equity interests in any subsidiary of the Borrower), subject to customary reinvestment rights, subject, in each case, to the required prior prepayment of any Loans outstanding under the Senior Credit Facilities, in each case, at 100% of the principal amount of the Bridge Loans repaid, plus all accrued and unpaid interest and fees on the principal amount repaid to the date of the repayment.

OPTIONAL REPAYMENTS:	The Bridge Loans may be repaid in whole or in part, on a pro rata basis, at the option of the Borrower at any time (other than any time at which a Demand Failure Event (as defined in the Fee Letter) shall have occurred and be continuing) upon five (5) business days’ prior written notice, at a price equal to 100% of the principal amount thereof, plus all accrued and unpaid interest and fees to the date of repayment.

CHANGE OF CONTROL:	Each holder of the Bridge Loans will be entitled to require the Borrower, and the Borrower shall offer, to repay the Bridge Loans held by such holder, at a price of 100% of the principal amount thereof, plus all accrued and unpaid interest on the principal amount repaid to the date of repayment, upon the occurrence of a “change of control” (to be defined in the Bridge Loan Documents in a manner satisfactory to the Lead Arrangers).

CONDITIONS PRECEDENT TO CLOSING:	As set forth in Exhibit D to the Commitment Letter.

REPRESENTATIONS AND WARRANTIES:	Customary for facilities and transactions of this type (as reasonably determined by the Lead Arrangers) (including those specified under the caption “Representations and Warranties” in Exhibit A to the Commitment Letter), with such changes and additions as are mutually agreed to be appropriate in connection with the Bridge Loans.

COVENANTS:	The Bridge Loan Facility will contain such affirmative and negative covenants applicable to the Borrower and its subsidiaries usual and customary for publicly traded high yield securities with such changes and additions as are mutually agreed to be appropriate in connection with the Bridge Loans (it being understood that there shall be no financial maintenance covenants under the Bridge Loan Documents).

CONFIDENTIAL	EXHIBIT B to Commitment Letter

EVENTS OF DEFAULT:	Customary for facilities and transactions of this type (as reasonably determined by the Lead Arrangers) (in certain cases, subject to customary and appropriate grace and cure periods and materiality thresholds to be mutually agreed upon) (including those specified under the caption “Events of Default” in Exhibit A to the Commitment Letter), with such changes and additions as are appropriate in connection with the Bridge Loans; provided that the cross-default to the Senior Credit Facilities shall only be to payment, bankruptcy and other specified events of default to be mutually agreed upon. The engagement of an investment bank other than an investment bank satisfactory to the Lead Arrangers in their sole discretion in order to provide Permanent Instruments (as defined in the Fee Letter) shall be deemed an event of default.

ASSIGNMENTS AND PARTICIPATIONS:	Subject to prior notification of the Administrative Agent, the Lenders will have the right to assign Bridge Loans (in minimum increments of $1,000,000 or the then remaining amount of Bridge Loans held by a Lender) in compliance with applicable law to any third party; provided that prior to the earlier of the Bridge Loan Maturity Date and a Demand Failure Event (as defined in the Fee Letter), unless a payment or bankruptcy event of default has occurred and is continuing, the consent of the Borrower (not to be unreasonably withheld or delayed) shall be required with respect to any assignment if, subsequent thereto, the Initial Bridge Loan Lenders would hold, in the aggregate, less than 50.1% of the outstanding Bridge Loans. Assignments will be by novation that will release the obligation of the assigning Lender.

The Lenders will have the right to participate their Bridge Loans to other banks, financial institutions and other persons without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

WAIVERS AND AMENDMENTS:	Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation in respect of the Bridge Loan Facility will require the approval of Lenders holding not less than a majority of the aggregate principal amount of the Bridge Loans, Extended Term Loans or Exchange Notes, as the case may be (the “Required Lenders”), except that (a) the consent of each Lender shall be required with respect to (i) the waiver of certain conditions precedent to the initial credit extension under the Bridge Loan Facility, (ii) the amendment of certain of the pro rata sharing provisions, (iii) the amendment of the voting percentages of the Lenders, (iv) the release of all or substantially all of the collateral securing the Bridge Loan Facility, (v) the release of all or substantially all of the value of the guaranty of the Borrower’s obligations made by the Guarantors, (vi) alterations of (or

CONFIDENTIAL	EXHIBIT B to Commitment Letter

additions to) the restrictions on the ability of Lenders to exchange Extended Term Loans for Exchange Notes, (vii) modification of the rights to exchange Extended Term Loans into Exchange Notes, and (viii) modifications of the triggers for registration rights pursuant to the caption “Registration Rights” under Exhibit C to the Commitment Letter; and (b) the consent of each Lender affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal, interest or fees, and (iii) extensions of scheduled maturities or times for payment.

INDEMNIFICATION:	Substantially similar to those provisions contained in the definitive loan documentation for the Senior Credit Facilities.

GOVERNING LAW:	State of New York.

COUNSEL TO THE ADMINISTRATIVE AGENT:	Jones Day.

OTHER:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The loan documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection provisions.

CONFIDENTIAL	EXHIBIT C to Commitment Letter

PROJECT FALCON

SUMMARY OF TERMS

EXTENDED TERM LOANS AND EXCHANGE NOTES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor elsewhere in the commitment letter (the “Commitment Letter”) to which this Summary of Terms is attached.

Extended Term Loans

On the Bridge Loan Maturity Date, so long as no Conversion Default has occurred and is continuing, the outstanding Bridge Loans will be converted automatically into Extended Term Loans. The Extended Term Loans will be governed by the provisions of the Bridge Loan Documents and, except as expressly set forth below, will have the same terms as the Bridge Loans.

INTEREST RATE:	The Extended Term Loans will bear interest at a rate per annum (the “Interest Rate”) equal to the Total Cap.

Overdue principal, interest, fees and other amounts shall bear interest at the applicable Interest Rate plus 2.00% per annum.

MATURITY:	The Extended Term Loans will mature on the eighth anniversary of the Closing Date.

Exchange Notes

At any time on or after the Bridge Loan Maturity Date, upon five or more business days’ prior notice, the Extended Term Loans may, at the option of any Lender, be exchanged for a principal amount of Exchange Notes equal to 100% of the aggregate principal amount of the Extended Term Loans so exchanged (plus any accrued interest thereon not required to be paid in cash). The Borrower will issue Exchange Notes under an indenture (the “Indenture”) that complies with the Trust Indenture Act of 1939, as amended. The Borrower will appoint a trustee acceptable to the Lenders.

INTEREST RATE:	Each Exchange Note will bear interest at a rate per annum equal to the Total Cap.

Interest will be payable semi-annually in arrears. Default interest will be payable on demand.

Overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

MATURITY:	The Exchange Notes will mature on the eighth anniversary of the Closing Date.

OPTIONAL REDEMPTION:	Exchange Notes will be non-callable until the third anniversary of the Closing Date (subject to a 35% “equity clawback” provision customary

C-1

CONFIDENTIAL	EXHIBIT C to Commitment Letter

for publicly traded high yield debt securities). Thereafter, each Exchange Note will be callable at par plus accrued interest plus a premium equal to 75% of the coupon on such Exchange Note, which premium shall decline to 50%, then to 25% and then to zero, on each of the next three succeeding anniversaries of the Closing Date.

CHANGE OF CONTROL:	The Borrower will be required to offer to repurchase the Exchange Notes following the occurrence of a “change of control” (to be defined in a manner customary for publicly traded high yield debt securities) at 101% of the outstanding principal amount thereof.

DEFEASANCE PROVISIONS:	Customary for publicly traded high yield debt securities.

COVENANTS:	Customary for publicly traded high yield debt securities.

EVENTS OF DEFAULT:	Customary for publicly traded high yield debt securities.

TRANSFERABILITY:	If the Extended Term Loans are converted to Exchange Notes, the Borrower, upon request by any holder of such Exchange Notes or the Administrative Agent, shall be required to use its commercially reasonable efforts to make such Exchange Notes DTC-eligible.

MODIFICATION:	Customary for publicly traded high yield debt securities.

REGISTRATION RIGHTS:	Within 270 days after the Bridge Loan Maturity Date, the Borrower shall file a shelf registration statement with the Securities and Exchange Commission and the Borrower shall use its best efforts to cause such shelf registration statement to be declared effective within 90 days of such filing and to keep such shelf registration statement effective, with respect to resales of the Exchange Notes, for as long as it is required or requested by the holders to resell the Exchange Notes. Upon failure to comply with the requirements of the registration rights agreement (a “Registration Default”), the Borrower shall pay liquidated damages to each holder of Exchange Notes with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to one-quarter of one percent (0.25%) per annum on the principal amount of Exchange Notes held by such holder. The amount of the liquidated damages will increase by an additional one-quarter of one percent (0.25%) per annum on the principal amount of Exchange Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages for all Registration Defaults of 1.0% per annum. For the avoidance of doubt, the amount of liquidated damages payable hereunder is in addition (and not otherwise subject) to any other interest rate caps or limitations contained in the Fee Letter or otherwise.

C-2

CONFIDENTIAL	EXHIBIT D to Commitment Letter

PROJECT FALCON

CONDITIONS ANNEX

UP TO $525 MILLION SENIOR SECURED TERM LOAN FACILITY

UP TO $100 MILLION SENIOR SECURED REVOLVING CREDIT FACILITY

UP TO $300 MILLION SENIOR UNSECURED BRIDGE LOAN FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the commitment letter (the “Commitment Letter”) to which this Exhibit D is attached.

Closing Conditions applicable to the Facilities

The closing of the Facilities and the initial extensions of credit under Facilities will be subject to satisfaction of the following conditions precedent:

1.	Subject in each case to the applicable provisions of the Limited Conditionality Provision:

a.	the negotiation, execution and delivery of the loan documentation with respect to (i) the Senior Credit Facilities consistent with the terms and conditions outlined in the Commitment Letter (including the Senior Credit Facilities Term Sheet) and subject to the Documentation Principles and (ii) the Bridge Loan Facility consistent with the terms and conditions outlined in the Commitment Letter (including the Bridge Term Sheets) (or, prior to or substantially contemporaneously with the Transactions, the Borrower shall have received not less than $300.0 million in gross cash proceeds from the issuance of the Notes); and

b.	with respect to the Senior Credit Facilities, all documents and instruments (including filings, recordations, and payment of fees and taxes) required to create and perfect a valid, first-priority security interest of the Senior Credit Facilities Administrative Agent, for the benefit of the secured parties, in the Collateral shall have been completed and executed and delivered and, if applicable, be in proper form for filing and filed in the appropriate filing offices.

2.	The Administrative Agents shall have received:

a.	a customary borrowing notice and a customary executed funds flow statement with respect to all loans to be advanced on the Closing Date;

b.	such customary corporate resolutions, certificates (including officer’s certificates and good standing certificates) and other documents (including lien searches and organizational documents) as the Lead Arrangers shall reasonably require and reasonably satisfactory opinions of (i) counsel to the Borrower and the Guarantors (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the loan documentation with respect to the Facilities and creation and perfection of security interests and liens) and (ii) appropriate local counsel;

c.

(1) unaudited consolidated balance sheets and related statements of income and cash flows of the Borrower and its subsidiaries for each fiscal quarter of the Borrower ended on or after March 31, 2015 and at least 45 days prior to the Closing Date, (2) unaudited consolidated balance sheets and related statements of income and cash flows of the Target and its subsidiaries for each fiscal quarter of the Target ended on or after March 31, 2015 and at least 45 days prior to the Closing Date, and (3) the audited consolidated balance sheet and related statements of income and cash flows of the Target for the last

CONFIDENTIAL	EXHIBIT D to Commitment Letter

fiscal year of the Target ended at least 90 days prior to the Closing Date; provided that all such financial statements shall be prepared in accordance with generally accepted accounting principles in the United States;

d.	(x) a pro forma consolidated balance sheet as of the end of the last fiscal quarter ended at least 45 days prior to the Closing Date and related statements of income and cash flows of the Borrower and its subsidiaries, and (y) pro forma statements of income and cash flows of the Borrower and its subsidiaries for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date; in each case, after giving effect to all elements of the Transactions to be effected on or before the Closing Date; provided that all such financial statements shall comply with in all material respects the requirements of Regulation S-X under the Securities Act of 1933 (the “Securities Act”);

e.	certification as to the financial condition and solvency of the Borrower and its subsidiaries on a consolidated basis (after giving effect to the Transactions and the incurrence and repayment of indebtedness related thereto) from the chief financial officer of the Borrower; and

f.	all documentation and other information about the Borrower, the Target and their respective subsidiaries required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, that has been reasonably requested in writing not less than five business days prior to the Closing Date.

3.

From May 31, 2015, there shall not have been any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with our without the lapse of time, would reasonably be expected to result in a Material Adverse Effect. “Material Adverse Effect” shall mean a material adverse effect on the financial condition, business, properties, or results of operations of the Target and its subsidiaries, taken as a whole, excluding any change, occurrence, event or effect resulting directly or indirectly from (i) international, national, regional or industry-wide political, economic or business conditions (including financial, banking, securities and capital market conditions and any disruption thereof and adverse changes in the price of precious metals or other natural resources used by the Target and its subsidiaries in the ordinary and usual course of their business, consistent with past practice), (ii) acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof, hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires or other natural disasters and other force majeure events, (iii) any change, occurrence, event or effect generally applicable to the business of the Target and its subsidiaries or affecting any of the following industries: precision manufacturing, medical and FDA-compliant devices, electrical controls, transportation or power grid distribution, (iv) actual or proposed changes in the Law (as defined in the Purchase Agreement) or applicable accounting regulations or standards (including GAAP (as defined in the Purchase Agreement)) or interpretations thereof, (v) any changes in the technology used by the Target and its subsidiaries, their customers or others in any of the following industries: precision manufacturing, medical and FDA-compliant devices, electrical controls, transportation or power grid distribution, (vi) any failure by the Target or any of its subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions for any period, (vii) any matter that is set forth in any disclosure schedule to the Purchase Agreement, or (viii) the execution or announcement of the Purchase Agreement or of the Closing (as defined in the Purchase Agreement) or the taking of any action contemplated or required by the Purchase Agreement, or the consummation of the transactions contemplated thereby, provided that the exception in clause (vi) shall not prevent or otherwise affect a determination that the facts giving rise or contributing to any such failure has resulted in or contributed to a Material Adverse Effect, except that any change, occurrence, event

CONFIDENTIAL	EXHIBIT D to Commitment Letter

or effect resulting from the matters described in clauses (i) through (v) above may constitute a Material Adverse Effect, and shall be taken into account in determining whether a Material Adverse Effect has occurred or would or could occur to the extent that such change, occurrence, event or effect has a disproportionate impact on the Target and its subsidiaries as compared to any of the other companies in the industries in which the Target and its subsidiaries operate.

4.	As of the Closing Date, the Refinancing shall have been consummated prior to, or shall be consummated substantially simultaneously with, the initial borrowings under the Facilities, and KeyBank (in the case of the Senior Credit Facilities) and SunTrust Bank (in the case of the Bridge Loan Facility) shall have received customary payoff letters in connection therewith (including without limitation, payoff letters with respect to the Existing Credit Agreements) confirming that all indebtedness with respect thereto shall have been fully repaid (except to the extent being so repaid with the proceeds of the initial borrowings under the Facilities and to the extent outstanding letters of credit are continued under the Revolving Credit Facility) and all commitments thereunder shall have been terminated and cancelled and all liens in connection therewith shall have been terminated and released, in each case prior to or concurrently with the initial borrowings under the Facilities. On the Closing Date, after giving effect to the Transactions, no Borrower nor any of its subsidiaries shall have any outstanding indebtedness (other than the Facilities (or Notes issued in lieu of the Bridge Loan Facility), indebtedness permitted to remain outstanding under the Purchase Agreement in an aggregate amount not to exceed $5,000,000 and indebtedness that the Lead Arrangers and the Borrower agree may remain outstanding under the loan documentation with respect to the Facilities).

5.	The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Facilities shall be consummated, in accordance in all material respects with the terms of a Stock Purchase Agreement by and among the Borrower, the Target and PEP Industries, LLC in the form of the Stock Purchase Agreement, dated as of the date hereof (as same may be modified thereafter as permitted below, the “Purchase Agreement”) (without giving effect to any amendment, modification, consent or waiver (including, without limitation, any updates to the exhibits, annexes and schedules thereto) that is materially adverse to the interests of the Lenders (in their capacity as such), either individually or in the aggregate, without the prior written consent of the Lead Arrangers (it being understood that (a) any modification, amendment, consent or waiver to (i) the definition of, or with respect to the occurrence of a, “Material Adverse Effect” in the Purchase Agreement, (ii) the third party beneficiary rights applicable to the Commitment Parties and/or the Lenders in the Purchase Agreement, or (iii) the governing law of the Purchase Agreement shall in each such case be deemed to be material to the interests of the Lenders, (b) any increase in the aggregate consideration payable under the Purchase Agreement shall not be deemed to be materially adverse to the interests of the Lenders (in their capacity as such) so long as such increase is not funded by the incurrence by the Borrower or any of its subsidiaries of any additional indebtedness, (c) any reduction in the aggregate consideration payable under the Purchase Agreement shall not be deemed to be materially adverse to the interests of the Lenders (in their capacity as such), so long as (x) such reduction is in the aggregate less than 10% of the purchase price payable on the date of the Commitment Letter pursuant to the Purchase Agreement and (y) there is a concurrent reduction in the aggregate principal amount of the commitments in respect of (at the discretion of the Lead Arrangers) the Term Loan Facility and/or Bridge Loan Facility in an amount equal to such reduction, and (d) the effect of any purchase price or similar adjustment provisions set forth in the Purchase Agreement shall not be deemed to be an increase or decrease in the aggregate consideration payable under the Purchase Agreement and shall not be deemed to be an amendment or modification to the Purchase Agreement)).

CONFIDENTIAL	EXHIBIT A to Commitment Letter

6.	The Specified Representations and the Specified Purchase Agreement Representations shall be true and correct in all material respects (without duplication of any materiality qualifier therein) as of the Closing Date (or true and correct in all material respects (without duplication of any materiality qualifier therein) as of a specified date, if earlier).

7.	With respect to the Bridge Loan Facility, the Borrower shall have delivered to the Financial Institutions prior to the Required Marketing Period (as defined below), a customary preliminary offering memorandum (the “Preliminary Offering Memorandum”) usable in a customary high-yield road show relating to a Rule 144A offering of the Notes, containing the historical and pro forma financial statements required to be delivered under paragraph 2(c) and 2(d) above and all other financial data (including selected financial data but excluding any other financial statements) that would be necessary for the Financial Institution to receive customary (for a Rule 144A offering of Notes) “comfort” at the time of pricing from independent accountants in connection with the offering of the Notes (other than for the avoidance of doubt (i) financial statements and data required by Rules 3-03(e), 3-05, 3-09, 3-10 or 3-16 of Regulation S-X, (ii) segment financial data, although customary qualitative disclosure with respect to clauses (i) and (ii), to the extent applicable, will be provided or (iii) information regarding compensation discussion and analysis as required by Item 402 of Regulation S-K) (collectively, the “Required Information”).

8.	The Lead Arrangers and the Financial Institutions shall have been offered a period of not less than 15 consecutive business days after the Marketing Period Commencement Date (as defined below) to seek to syndicate the Facilities and to place the Notes (ending on the business day no later than the Business Day immediately prior to the Closing Date) (such period, the “Required Marketing Period”), provided that such period of consecutive business days shall commence no earlier than September 8, 2015. “Marketing Period Commencement Date” means the date on which the Borrower has provided the Lead Arrangers and the Financial Institutions with (i) each of the documents set forth in Paragraphs 2.c and 2.d of this Exhibit D and, in the case of the Financial Institutions, Paragraph 7 of this Exhibit D, and (ii) in the case of the Lead Arrangers, a customary authorization letter with respect to the final confidential information memoranda in connection with the syndication of the Senior Credit Facilities.

Notwithstanding the foregoing, the Required Marketing Period shall be deemed not to have commenced, if prior to the completion of such period, (A) the Borrower’s auditor shall have withdrawn its audit opinion with respect to any year end audited financial statements set forth in the Preliminary Offering Memorandum, (B) the financial statements included in the Preliminary Offering Memorandum would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such period to permit a registration statement using such financial statements to be declared effective by SEC on the last day of such period, in which case the Required Marketing Period shall not be deemed to commence until the receipt of updated financial information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new period, or (C) the Borrower shall have publicly announced any intention to restate any material financial information included in the Preliminary Offering Memorandum or that any such restatement is under consideration, in which case the Required Marketing Period shall be deemed not to commence unless and until such restatement has been completed or the Borrower has determined that no restatement shall be required.

9.

With respect to the Bridge Loan Facility, the independent accountants of each of the Borrower and the Target that have audited the financial statements contained in the Preliminary Offering Memorandum relating to the issuance of the Notes shall make available and have delivered to the Financial Institutions, no later than the delivery to the Financial Institutions of the Preliminary Offering Memorandum in accordance with preceding paragraph, in a form they are prepared to

CONFIDENTIAL	EXHIBIT A to Commitment Letter

execute, a draft in customary form for Rule 144A offerings of securities like the Notes (including, without limitation, the items included in the “circle-up” and the degree of comfort provided with respect thereto), of a comfort letter prepared in accordance with the requirements of SAS 72 covering the financial statements and other data included and incorporated by reference in the Preliminary Offering Memorandum (each, a “Comfort Letter”).

10.	All fees and expenses due to the Lead Arrangers, the Administrative Agents and the Lenders required to be paid on the Closing Date (including the fees and expenses of counsel for the Commitment Parties) will have been paid.

11.	No amount may be drawn under the Revolving Credit Facility on the Closing Date after giving pro forma effect to the Transactions to occur on the Closing Date other than certain Letters of Credit issued thereunder on the Closing Date (the “Closing Date Letters of Credit”) and amounts to pay fees to the Lead Arrangers, the Administrative Agents and the Lenders pursuant to the Fee Letter.

12.	The Administrative Agent under the Senior Credit Facilities and the Bridge Loan Facility shall have received certificates of insurance covering the Borrower and the Guarantors (other than the Target and its subsidiaries) evidencing the existence of adequate casualty, all-risk and liability insurance coverage in form and substance satisfactory to the Administrative Agents, which certificates shall show that the Administrative Agents have been named as mortgagee, lender’s loss payee and additional insured, as appropriate, on all such policies.